Exhibit 10.22

DATED                                                                    2010
 HINES - MOORFIELD BRINDLEY 3 S.À.R.L.
 HINES - MOORFIELD BRINDLEY 4 S.À.R.L.
 HINES - MOORFIELD BRINDLEY 5 S.À.R.L.
 HINES - MOORFIELD BRINDLEY 6 S.À.R.L.
HINES - MOORFIELD BRINDLEY 9 S.À.R.L
  HINES - MOORFIELD BRINDLEY 100 S.À.R.L.
as the Company

ARGENT ESTATES LIMITED
as the Asset Manager

ASSET MANAGEMENT AGREEMENT relating to Brindleyplace

Contents

Clause                 Name

1	Definitions
2	Appointment and Duties
3	General Duties of the Asset Manager
4	The Business Plan
5	Liaison
6	Remuneration and expenses
7	Duties of the Company
8	Corporate powers, undertakings, acknowledgments and Limitations on Liability
9	Term
10	Termination of this Agreement
11	Delegation and assignment
12	Extent of Authority
13	Confidentiality
14	Approvals and ratification
15	Disputes
16	Miscellaneous
17	Contract (Rights of Third Parties) Act
18	Counterparts

Schedule               Name

1	Services
1	Part 1 Management Services
1	Part 2 Strategic Services

2	Delegated Matters

3	Company authority matters

4	Project Management Services

5	Project Management Fee

6	Properties

Execution Page

Appendix               Name

Management Team Personnel

DATED

(1)
HINES - MOORFIELD BRINDLEY 3 S.À.R.L., HINES - MOORFIELD BRINDLEY 4 S.À.R.L.,  HINES - MOORFIELD BRINDLEY 5 S.À.R.L., HINES - MOORFIELD BRINDLEY 6 S.À.R.L., HINES - MOORFIELD BRINDLEY 9 S.À.R.L. AND HINES - MOORFIELD BRINDLEY 100 S.À.R.L. each a société à responsabilité limitée incorporated in Luxembourg whose registered office is at route d’Arlon - L -1150 Luxembourg Grand Duchy of Luxembourg (together, the “Company”)

(2)
ARGENT ESTATES LIMITED (incorporated and registered in England and Wales under company number 01573790) the registered office of which is at 5 Albany Courtyard Piccadilly London W1J OHF (the “Asset Manager”),

each a “party” and together the “parties”.

OPERATIVE PROVISIONS

1	DEFINITIONS

1.1	In this Agreement:

 “Affiliate” means, in relation to any specified person, any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the specified person (and “control” for the purposes of this definition means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall be construed accordingly).

 “Agreement” means this agreement and the Schedules.

 “Brindleyplace” means the land and buildings comprising the Properties.

 “Budget” means the budgets to be prepared by the Asset Manager pursuant to Schedule 1, Part 1 (Management Services ) paragraph 5.1.

 “Business Day” means any day (other than a Saturday or a Sunday) on which clearing banks in the City of London are open for the transaction of business and “Business Days” shall be construed accordingly.

 “Business Plan” means the initial Business Plan and any amended Business Plan which has been submitted to and approved by the Company pursuant to and in accordance with Clause 4 (The Business Plan ).

 “Company Representative” means an employee or representative of Hines UK Limited of 100 New Bridge Street, London EC4V 6JA (company no 04012048) or such other person appointed by the Company to carry out the role of Company Representative under this Agreement.

 “Fee” means the sum of £330,000 per annum payable by the Company to the Asset Manager pursuant to Clause 6.1.

 “Management Team” means the individuals set out in the Appendix or any replacement of them approved by the Company.

 "Project” means a project in relation to which the Asset Manager has been requested to provide some or all of the Project Management Services pursuant to and in accordance with Clause 3.1(b).

 “Project Costs” means the aggregate of the reasonable and proper construction costs and operating costs incurred in connection with a Project.

 “Project Management Fee” means the fee payable to the Asset Manager pursuant to Schedule 5 (Project Management Fee ) in connection with a Project.

 “Project Management Services” means the project management services set out in Schedule 4 (Project Management Services ).

 “Properties” means the properties described in Schedule 6 (Properties ).

“Property Manager” means GVA Grimley Limited of 3 Brindleyplace Birmingham B1 2JB or such other property manager appointed by the Company to carry out property and asset management services in respect of the Properties.

“Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

 “Services” means the services set out in the Schedule 1 (Services ) and (if carried out by the Asset Manager) the services set out in Schedule 4 (Project Management Services ).

 “Successor Asset Manager” means any third party engaged by the Company to provide the Services or any part thereof in succession to or in substitution for the Asset Manager.

 “Termination Date” means the date of termination of this Agreement whether in accordance with Clause 9 (Term ) or otherwise whensoever or howsoever arising.

 “VAT” means any form of value added tax or any similar tax which may be imposed in place of value added tax from time to time.

1.2	Where a party is placed under a restriction in this Agreement, the restriction is to be deemed to include the obligation on that party not to permit infringement of the restriction.

1.3	The Clause and paragraph headings are for ease of reference only and are not to be taken into account in the interpretation of the provisions to which they refer.

1.4	Unless the context otherwise requires, references:

(a)	to defined terms are references to the relevant defined term in Clause 1.1 of this Agreement;

(b)	to numbered Clauses and Schedules are references to the relevant Clause in, or Schedule to, this Agreement; and

(c)	to a numbered paragraph in a Schedule are references to the relevant paragraph in that Schedule.

1.5	Words denoting the singular include the plural meaning and vice versa.

1.6
References to any statutes or statutory instruments include any statute or statutory instrument amending, consolidating or replacing them respectively from time to time in force, and references to a statute include statutory instruments and regulations made pursuant to it.

1.7	Words importing one gender include both other genders.

1.8
References to “liability” include, where the context allows, claims, demands, proceedings, damages, loss, costs and expenses, and that interpretation is to be given in any document using the term entered into pursuant to this Agreement.

2	APPOINTMENT AND DUTIES

2.1	The Company appoints the Asset Manager, and the Asset Manager accepts the appointment, to act as the asset manager of the Company on the terms of this Agreement.

2.2	The Company shall be bound by all the acts of the Asset Manager in the proper exercise of its rights and carrying out its functions and duties under the terms of this Agreement.

3	GENERAL DUTIES OF THE ASSET MANAGER

3.1	The Asset Manager agrees with the Company throughout the term of this Agreement:

(a)	to carry out the Services in the best interests of the Company;

(b)	to carry out some or all of the Project Management Services on behalf of the Company when requested to do so by the Company in connection with a Project;

(c)	in all matters to act lawfully and in good faith towards the Company;

(d)
to act with such skill and care as is reasonably to be expected of a competent and prudent professional asset and development manager properly qualified and experienced in managing the business of investments and developments of a comparable nature, size, scope and complexity to Brindleyplace or to the business of the Company;

(e)	to comply with such reasonable instructions and guidelines as may be specified from time to time by the Company in connection with the Asset Manager’s duties under this Agreement;

(f)	to work and co-operate with any consultants or professionals appointed by or on behalf of the Company;

(g)	to devote as much of its time and attention to the performance of its responsibilities, duties and powers hereunder as is necessary for the purpose of fulfilling its obligations to the Company;

(h)	to ensure that at all times it employs sufficient suitably skilled persons in the provision of the of the Services to the Company;

(i)	not to make any profit or commission out of the provision of the Services, other than the Fee and (if applicable) the Project Management Fee without the prior written consent of the Company;

(j)	to make full disclosure of all material matters in the conduct of its duties to the Company;

(k)	to disclose any conflict of interest or related party agreement or arrangement to the Company;

(l)
to procure that all members of the Management Team (or any replacement or substituted members as may be approved by the Company in writing) shall each devote such time as shall reasonably be required to carry out the Services in accordance with the provisions of this Agreement; and

(m)
on reasonable prior written notice to make available for the Company Representative a desk and all usual office and communications equipment at the offices of the Management Team and to work on an open basis with the Company Representative.

3.2
The Asset Manager undertakes to maintain professional indemnity insurance cover of a level of £10 million per claim.  The Asset Manager will at its own cost maintain such insurance cover for the period of two years after the end of this Agreement and thereafter maintain such insurance cover at the request and cost of the Company.  The Asset Manager shall supply a copy of the certificate of insurance or other evidence that the policy has been taken out reasonably acceptable to the Company.

3.3
The Asset Manager will comply with all conditions and obligations of any insurance policy of the Company of which the Asset Manager has received prior written notice in relation to its own acts and otherwise will use all reasonable endeavours to ensure compliance with the conditions and obligations of any such insurance policy.

3.4
If directed to do so by the Company the Asset Manager shall provide the Services to an Affiliate of the Company as if it were supplying such services to the Company and the provisions of this Agreement (save in respect of payment of the Fee) shall apply mutatis mutandis between the Asset Manager and the relevant Affiliate.

4	THE BUSINESS PLAN

4.1	The Asset Manager shall prepare and submit to the Company an initial Business Plan for the Company’s approval within 20 Business Days from the date of this Agreement.

4.2
The Asset Manager shall review the Business Plan and recommend amendments to it on each anniversary of the date of this Agreement (or more regularly if the Company thinks fit). The Asset Manager shall consult with the Company in respect of any such amendments and following such consultation shall submit all such proposed amendments to the Company for approval.

4.3	The Asset Manager shall provide the Services in accordance with the Business Plan.

5	LIAISON

5.1
The Asset Manager and the Company Representative shall regularly consult and co-operate with the Company in the performance of its duties with a view to ensuring, in conjunction with the Company, the efficient development and management of Brindleyplace.

5.2
The Asset Manager and the Company Representative shall give the Company such information as it shall reasonably require relating to Brindleyplace and access to inspect all documents held by the Asset Manager in connection with the Company including all documents supplied to the Asset Manager by any other person in connection with the Company and will provide the Company with copies of any such documents requested by the Company within five Business Days of receipt of such a request.

6	REMUNERATION AND EXPENSES

6.1	In consideration of the provision of the Services by the Asset Manager pursuant to this Agreement the Company shall during the term of this Agreement pay to the Asset Manager :

(a)	the Fee together with any VAT thereon by equal quarterly payments in advance on the usual quarter days; and

(b)	(if applicable) the Project Management Fee pursuant to and in accordance with Schedule 5 (Project Management Fee ).

6.2
The Asset Manager shall, at its own expense, employ such staff as may be necessary for the proper performance of its duties in accordance with this Agreement and shall discharge the remuneration of any persons to whom the Asset Manager delegates its functions in this Agreement.

6.3
With the exception of any Project Costs (which shall be for the sole account of the Company), all costs and expenses incurred by the Asset Manager in performing the Services on a day to day basis shall be borne by the Asset Manager itself and shall not be for the account of the Company.

6.4
Twelve months from the date of this Agreement and each twelve months anniversary thereafter for so long as this Agreement continues the Company may pay to the Asset Manager a discretionary bonus reflective of their performance.  This bonus is at the complete discretion of the Company.

6.5
On any completed letting of the whole or part of any of the Properties which was introduced by the Asset Manager or occurred as a direct consequence of the Asset Manager’s involvement the Company shall pay the Asset Manager a fee in respect of any such letting in a sum equal to 10% of the first year’s annual rent under such letting Provided That this Clause 6.5 shall not apply in the event that any third party, agent or property consultant is involved directly or indirectly in agreeing the terms of such letting.

7	DUTIES OF THE COMPANY

7.1	The Company shall:

(a)
upon the request of the Asset Manager provide all information, documentation, instructions and authorities necessary to facilitate the provision by the Asset Manager of the Services as the Asset Manager shall from time to time reasonably require;

(b)
promptly by reference to the circumstances and in any event within 10 Business Days (and if reasonably practicable within 5 Business Days) consider and respond to any proposals or requests made by the Asset Manager in connection with the performance of the Services by the Asset Manager; and

(c)	inform the Asset Manager of any relevant events or matters of which the Company is aware or which it intends to carry out and which impacts on the provision of the Services by the Asset Manager.

8	CORPORATE POWERS, UNDERTAKINGS, ACKNOWLEDGMENTS AND LIMITATIONS ON LIABILITY

8.1	Each of the parties represents and warrants to the other as follows:

(a)	that it has full corporate power and has taken all necessary corporate action to enable it effectively to enter into and perform its obligations under this Agreement;

(b)	that this Agreement, when executed by all parties, will create obligations which are valid and binding on it, and enforceable in accordance with their terms; and

(c)
it does not require the consent, approval or authority of any other persons to enter into or perform its obligations under this Agreement and its entry into and the performance of this Agreement will not constitute any breach of or default under any contractual, governmental or public obligation binding upon it as the date of this Agreement.

8.2	It is acknowledged by the Company that:

(a)
the Asset Manager has no responsibility to the Company and shall not be in breach of its obligations under this Agreement to the extent that such liability or breach arises as a result of complying with the instructions of the Company; and

(b)
the Asset Manager shall be under no liability and shall not be in breach of its obligations under this Agreement on account or in respect of any breach, non-observance or non-performance of the terms of such agreements by reason of the Asset Manager complying with the obligations required by it to any lender under any financing agreements with the Company or an Affiliate of the Company (as the case may be) where the terms of such agreements are in conflict with the terms of such obligations.

8.3	Nothing in this Agreement shall exclude or limit a party’s liability for death or personal injury caused by that party’s negligence, or for fraudulent misrepresentation.

8.4	Neither party to this Agreement shall be liable to the other party for any indirect, special or consequential loss or damage howsoever caused, whether in contract, tort, negligence or otherwise.

8.5
A party shall not be liable to the other party for any failure or delay in performance of its obligations under this appointment where such failure or delay is due to reasons outside its reasonable control.

8.6
The Asset Manager’s total aggregate maximum liability to all of the companies which together are the Company arising from, or in relation to, this Agreement (in contract, tort, negligence or otherwise) howsoever arising shall not in any circumstances exceed £10 million per claim (the Company recognising that although the Company is several companies it can only make one collective claim for a particular set of events).

9	TERM

9.1	Either party (the “First Party”) shall be entitled to determine this Agreement by notice in writing served on the other party (the “Defaulting Party”) in the event that:

(a)	the Defaulting Party shall commit or permit any act which shall be illegal, fraudulent or dishonest; or

(b)
there is material default or recurring default by the Defaulting Party of its obligations contained in this Agreement and, in so far as such breach is capable of remedy, the Defaulting Party has failed to remedy such breach within a period of 20 Business Days of notice from the First Party requiring the remedy (or such longer period as is agreed between the Asset Manager and the Company); or

(c)	the Defaulting Party is dissolved; or

(d)	any insolvency event occurs in relation to the Defaulting Party.

9.2	For the purposes of Clause 9.2(d), an insolvency event shall occur in relation to the Defaulting Party if:

(a)	a winding up petition is issued in relation to the Defaulting Party which is not withdrawn within 10 Business Days of its issue;

(b)	it has an order for winding up made against it;

(c)
it passes a resolution for winding up (other than for the purpose of an amalgamation or reconstruction first approved in writing by the First Party (such approval not to be unreasonably withheld or delayed));

(d)	it resolves to present a petition for winding up;

(e)	it is wound up, struck off the Companies Register or otherwise ceases to exist;

(f)	an administrator is appointed;

(g)	an administrative receiver, receiver or receiver and manager is appointed in respect of Brindleyplace;

(h)
it enters into any arrangements or composition with its creditors (other than for the purposes of an amalgamation or reconstruction first approved in writing by the First Party (such approval not to be unreasonably withheld)).

9.3	Either party may determine this Agreement at any time after 30th September 2011 by giving three months’ notice to that effect in writing.

9.4
Upon termination of the Asset Manager’s appointment for any reason the Asset Manager shall return forthwith to the Company all papers, documents and other property belonging to the Company or relating to the Company or Brindleyplace which it has in its possession or custody, provided that the Asset Manager shall be entitled to retain copies of any information required to enable the Asset Manager to comply with any regulatory or insurance requirements or any litigation to which it is a party.

9.5
The Asset Manager shall co-operate fully with any Successor Asset Manager, to ensure an orderly handover of its responsibilities and duties under this Agreement and shall execute any documents necessary to effect the handover including, without limitation, the completion of any transactions already initiated.

9.6
Any termination of this Agreement shall be without prejudice to any rights accrued in favour of either party in respect of any breach committed prior to the date of such termination by the other party including (without limitation) the breach giving rise to termination.

9.7
Notwithstanding the termination or expiry of this Agreement, this Clause 9 (Term ) and all the provisions of this Agreement which are expressed to have effect on, or at any time after, the termination of this Agreement shall survive such termination, and the parties shall perform and observe their respective obligations and discharge their respective liabilities under all such provisions of this Agreement.

10	TERMINATION OF THIS AGREEMENT

10.1
The Asset Manager shall on demand indemnify and keep indemnified the Company (for itself and as trustee on behalf of the Successor Asset Manager) from and against all actions, proceedings, costs, claims, losses, liabilities and demands brought against or incurred by the Company and/or the Successor Asset Manager (including all reasonable legal expenses and professional fees) arising out of or in connection with:

(a)
the transfer to the Company and/or any Successor Asset Manager of any liability in connection with the termination of employment of any person engaged wholly or mainly in or otherwise assigned to the provision of the Services by the Asset Manager (or a contractor of the Asset Manager) up to and including the Termination Date; or

(b)
any claim by or on behalf of any person that the Asset Manager (or a contractor of the Asset Manager) has failed to comply with its obligations under Regulations 13 and 14 of the Regulations but excluding such proportion or amount of any liability attributable to the Company (or the Successor Asset Manager) for failure to comply with its or their obligations under Regulation 13(4).

10.2
The Company shall (and shall procure that any Successor Asset Manager shall) on demand indemnify and keep indemnified the Asset Manager (and any contractor of the Asset Manager) from and against all actions, proceedings, costs, claims, losses, liabilities and demands brought against or incurred by the Asset Manager (or any contractor of the Asset Manager) (including all reasonable legal expenses and professional fees) following the Termination Date.

11	DELEGATION AND ASSIGNMENT

11.1	The Asset Manager shall not delegate any powers, duties or obligations arising under this Agreement.

11.2	The Asset Manager shall not assign, charge or otherwise dispose of any of its rights, benefits or obligations under this Agreement without the prior written consent of the Company.

12	EXTENT OF AUTHORITY

12.1
The Asset Manager shall carry out its duties under the overall direction and control of the Company (the Company being under no obligation to provide such direction and control) but shall have (and shall exercise) authority properly to carry out and implement any decisions of the Company and shall have (and shall exercise) authority properly to deal with, agree, carry out and implement on behalf of the Company any matter referred to in Schedule 2 (Delegated Matters ).

12.2	The Asset Manager shall not have authority to deal with any matter referred to in Schedule 3 (Company authority matters ) without the prior written approval of the Company.

13	CONFIDENTIALITY

13.1
Neither party shall at any time during or after the subsistence of this Agreement divulge or allow to be divulged to any person, company or other third party (save by the Asset Manager to any third party from time to time by or on behalf of the Company in connection with the Properties or by either party as may be required by the Stock Exchange requirements or to enable the Asset Manager to undertake its obligates under this Agreement) any financial or other commercially sensitive information in relation to any of the Properties or any financial or other commercially sensitive information in relation to the other party which is acquired in connection with and during the course of carrying out its obligations under this Agreement in each such case without the other party’s prior written approval.

13.2	Clause 13.1 does not apply to any financial information which is in the public domain otherwise than as a breach of Clause 13.1.

14	APPROVALS AND RATIFICATION

14.1	A consent or approval of the Company which is required to be obtained before the act or event to which it applies is carried out or done is to be treated as effective only if it is given in writing.

14.2
Subject to Clause 16.1, the Company agrees with the Asset Manager during the continuance of this Agreement to ratify all acts, deeds and things properly done by the Asset Manager in accordance with the provisions of this Agreement.

15	DISPUTES

15.1
If any dispute or difference arises in relation to this Agreement which is not promptly resolved (in any event within 10 Business Days) by the parties concerned or determined pursuant to a specific provision in this Agreement, it shall be determined by an expert agreed to be appointed by the Asset Manager and the Company or, in default of agreement within 5 Business Days of a request to agree, appointed on the application of any party by the president or other appropriate appointing officer for the time being of:

(a)
in the case of a dispute relating to the calculation of any amounts requiring calculation under this Agreement, or the manner of application of any sums payable pursuant to this Agreement, the Institute of Chartered Accountants in England and Wales; and

(b)	in a case relating to the provision of the Services, the Royal Institution of Chartered Surveyors in England and Wales;

in each case being a person of not less than 10 years’ standing and with appropriate professional qualifications and so far as is reasonably practicable, recent experience relevant to the matter in dispute and where the dispute relates to a matter not envisaged under Clause 15.1(a) or Clause 15.1(b) the matter shall be determined by the courts.

15.2
The expert shall act as an expert and not as an arbitrator and shall allow all relevant parties to make representations and counter-representations within a reasonable period and shall give his decision (with or without reasons as the expert in his absolute discretion shall think fit) as soon as reasonably practicable.

15.3
The decision of the expert shall be notified to all of the parties and shall be final and binding on them in the absence of manifest error and the costs of the determination shall be borne as the expert determines is fair and reasonable in all the circumstances.

16	MISCELLANEOUS

16.1	Each party to this Agreement shall owe a duty of good faith to the other party in relation to the performance of its obligations under this Agreement.

16.2
This Agreement embodies the entire understanding between the parties and there are no promises, terms, conditions or obligations, oral or written, express or implied, other than those contained in this Agreement.

16.3
A failure by any party to exercise and any delay, forbearance or indulgence by any party in exercising any right, power or remedy under this Agreement shall not operate as a waiver of that right, power or remedy or preclude its exercise at any subsequent time or on any subsequent occasion. The single or partial exercise of any right, power or remedy shall not preclude any other or further exercise of that right, power or remedy or the exercise of any other right, power or remedy.  No custom or practice of the parties at variance with the terms of this Agreement shall constitute a waiver of the rights of any party under this Agreement. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers or remedies provided by law.

16.4
Any notices given pursuant to this Agreement shall be in writing and shall be sent by recorded or registered post or delivered by hand to the address or registered office of the addressee which is specified herein (or such other address as may be subsequently notified to the other party hereto in writing) or sent by facsimile transmission to the facsimile number of the addressee.

16.5
Any notice sent by recorded or registered post shall be deemed to be received the next Business Day after the date of sending and any notice sent by facsimile transmission shall be deemed to be received on the day of sending if such day was a Business Day and otherwise on the next Business Day.

16.6
Each party acknowledges that it has not relied on or been induced to enter this Agreement (or any other agreement or document referred to herein or executed contemporaneously herewith) by any representation, warranty or undertaking other than those expressly set out in this Agreement (or such other document or agreement) and no party shall be entitled to make any claim against any other party in respect of any representation, warranty or undertaking arising out of or in connection with this Agreement (or such other document or agreement) unless the representation, warranty or undertaking is expressly set out in this Agreement (or such other document or agreement).  This statement shall not exclude any liability for or remedy in respect of fraudulent misrepresentation.

16.7
This Agreement is governed by and is to be interpreted and construed in accordance with English law and each of the parties hereby submit themselves to the exclusive jurisdiction of the English courts with respect to any dispute (including claims for set-off and counter-claims) which may arise in connection with the validity, effect, interpretation or performance of, or the legal relationships established by this Agreement or otherwise arising in connection with this Agreement.

17	CONTRACT (RIGHTS OF THIRD PARTIES) ACT

Save as expressly stated, nothing in this Agreement will create any rights in favour of any person pursuant to the Contracts (Rights of Third Parties) Act 1999.

18	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same Agreement.

As witness the duly authorised representatives of the parties have executed this Agreement as a deed on the date of this Agreement.

Schedule 1
Services

Part 1
Management Services

1	INSURANCE

The Asset Manager shall use reasonable endeavours to procure that:

(a)	the Properties have adequate insurance cover in compliance with any relevant funding documentation and leases;

(b)	the Property Manager receives, reports upon and processes all complaints and disputes on insurance;

(c)	the Property Manager co-ordinates minor reinstatement works and consultants employed at the Company’s cost for the purposes of such works; and

(d)
in relation to any substantial claims under any insurance of the Properties, the Property Manager obtains appropriate professional advice from consultants at the cost of the Company and thereafter acts on the instructions of the Company with regard to reinstatement or otherwise.

2	REPAIR AND MAINTENANCE

2.1	The Asset Manager shall use reasonable endeavours to:

(a)
ensure that the Company receives all necessary advice to enable it to comply with its obligations under any leases and any relevant funding documentation in respect of repair and maintenance of the Property;

(b)	procure that the Property Manager produces a report on and makes recommendations to the Company in respect of any schedule of dilapidations to be served on tenants; and

(c)
procure the preparation, for incorporation into the Budget, of budgets, costs and specifications for and thereafter obtain tenders for and (subject to paragraph 5 (Budget )) proceed with and oversee landlord’s repair and maintenance works.

2.2	The Asset Manager shall use reasonable endeavours to procure the preparation of and adopt a preventative maintenance programme (a summary of which shall be included in the Business Plan).

3	LEASES AND HEADLEASE

3.1
The Asset Manager shall ensure that the Company receives all necessary advice to enable it to ensure that the Company complies with and observes and performs the obligations on its part contained in or relating to any leases and headleases of the Properties including (without limitation) reporting at quarterly intervals on obligations to pay rent (if any) under the headleases of the Properties.

3.2	The Asset Manager will constantly monitor the portfolio and make recommendations to the Company for:

(a)	letting of void space;

(b)	a strategy for controlling sub letting or assignment situations;

(c)	identifying opportunities for surrendering and re-letting where appropriate.

3.3	The Asset Manager will employ an entrepreneurial approach to constantly identify and appraise opportunities for creating new income streams.

3.4	The Asset Manager shall be responsible for overseeing lease negotiations where a third party leasing advisor is appointed and will perform this duty in conjunction with the partnership representative.

4	SERVICES AND FACILITIES

To use reasonable endeavours to procure that the Property Manager observes and performs the terms of its appointment.

5	BUDGET

5.1
Promptly following the date of this Agreement the Asset Manager shall prepare and submit to the Company for the Company’s approval a Budget in respect of the period up to the first anniversary of the date of this Agreement (‘the Initial Budget Period’). The Budget shall contain details of all capital and non-recoverable expenditure to be incurred in relation to the Properties on a unit by unit basis and shall include future projections on leasing targets.

5.2
Within 3 months of the expiry Initial Budget Period and any subsequent anniversary of the date of this Agreement, the Asset Manager shall prepare and submit to the Company for the Company’s approval a Budget in respect of the following year.

5.3
The Budget shall contain details of all capital and non-recoverable expenditure to be incurred in relation to the Properties on a unit by unit basis and shall include future projections on leasing targets.

5.4
Within 3 months after the expiry of the Initial Budget Period and any subsequent anniversary of the date of this Agreement the Asset Manager shall prepare and submit to the Company a statement giving a proper summary of income and expenditure incurred in respect of the period just ended.

5.5
To produce to the Company for approval at quarterly intervals proposals for a review of the Budget and to provide such explanations or further information as the Company may reasonably require in relation thereto.

5.6
Without prejudice to paragraph 5.1 and paragraph 5.5 the Asset Manager shall be entitled at any time to propose to the Company for approval (such approval not to be unreasonably withheld or delayed) revisions to the Budget in relation to any of the Properties if it reasonably considers this is necessary, desirable having regard to the costs likely to be incurred in respect of the Properties.

6	THIRD PARTY ADVISERS

The Asset Manager shall at all times in good faith co-operate with third party advisers to ensure that so far as reasonably possible the management of the Properties is fully coordinated in the best interests of the Company.

7	OTHER DUTIES

7.1	To do all such matters acts and things as are reasonably necessary and/or incidental to the discharge of its duties specified in this Schedule 1 (Services ).

7.2
To provide to the Company on a quarterly basis schedules of tenants, arrears and other information required in accordance with any relevant funding documents of which the Asset Manager has been provided with full details.

Part 2
Strategic Services

Restart Numbering Applied

1	PROPERTY MANAGEMENT

1.1	The Asset Manager shall:

(a)	oversee the operation and management of the Properties on a day to day basis and supervise the provision of services by the Property Manager;

(b)
make recommendations as to how best to enhance the value of the Properties including by reviewing rents, improving tenant covenants, appointing letting agents (at the Company’s expense), marketing and leasing vacant accommodation; refurbishment of the building fabric, renegotiating lease terms and making recommendations or proposals for the surrender or termination of any leases;

(c)	advise generally on value, rental growth and investment performance and obtain at the Company’s cost valuations, management accounts and financial reports on a quarterly basis;

(d)	negotiate the terms of agreements for lease and leases on behalf of the Company; and

(e)	liaise with owners of adjoining property to ensure (where the Asset Manager considers it appropriate) a co-ordinated management approach.

2	SALE

2.1
The Asset Manager shall, upon the instructions of the Company, prepare and co-ordinate a marketing strategy, including advising on and recommending terms of appointment of consultants to maximise net sale proceeds from the sale of the Properties.

2.2	The Asset Manager will be responsible for progressing any sale of the Properties and the preparation and negotiation of all contracts, term sheets and related documents.

2.3	The Asset Manager will ensure that any sale of the Properties shall be in accordance with the Business Plan.

3	ACQUISITIONS

3.1	The Asset Manager shall prepare an acquisition strategy for incorporation in the Business Plan in respect of assets which could add value to the Properties.

3.2	The Asset Manager will be responsible for progressing any asset acquisition and procuring the preparation and negotiation of all contracts and related documents.

4	MARKETING

4.1	Marketing and PR

4.1.1
The Asset Manager in conjunction with the Company Representative will use reasonable endeavours to ensure Brindleyplace continues to receive high profile PR coverage in media including without limitation:

(a)	at national level to exploit opportunities for media coverage of innovative approaches to property ownership and management;

(b)	at local level to exploit opportunities for local media coverage of a wide range of topical news and events taking place at Brindleyplace.

4.1.2
The Asset Manager will use reasonable endeavours to ensure that the local business community is aware of the opportunities and benefits of Brindleyplace as a business and leisure location including without limitation by:

(a)	implementing an appropriate marketing plan;

(b)	networking with business community;

(c)	implementing a local destination marketing plan for restaurants, bars and leisure attractions.

4.2	Neighbourhood issues

4.2.1
The Asset Manager will represent Brindleyplace on a wide range of city centre forums and will use reasonable endeavours to ensure profile and influence within the business community is maintained including without limitation with:

(a)	City Centre Partnership;

(b)	Marketing Birmingham;

(c)	Birmingham Forward.

4.2.2
The Asset Manager will use reasonable endeavours to ensure that Brindleyplace actively engages with neighbours (ICC, NIA, hotels etc.) to deal with local issues including without limitation problems on Broad Street.

4.2.3
The Asset Manager will use reasonable endeavours to ensure that Brindleyplace maintains a good working relationship with Birmingham City Council to facilitate influence over key issues including the plans for proposed rapid transit.

4.3	Community Involvement Strategy

The Asset Manager will promote an active social responsibility culture through business in the community to ensure that local neighbourhoods feel a real benefit from being in close proximity to Brindleyplace.

Schedule 2
Delegated Matters

Restart Numbering Applied

1
The taking of all action properly considered necessary by the Asset Manager for the provision of the management and strategic services set out in Schedule 1 (Services ) provided that the Asset Manager shall take no such action to the extent that it conflicts with the express provisions of the Business Plan.

2
Agreement of terms for any agreements for lease or leases provided that any such agreements and/or leases are in furtherance of the Business Plan and the heads of terms have been approved in writing by the Company.

Provided that nothing herein shall, otherwise than in case of emergency, entitle the Advisor to incur any cost or expense on behalf of the Company which is not provided for in the Budget or otherwise approved in writing by the Company (acting reasonably).

Schedule 3
Company authority matters

Restart Numbering Applied

Including, but not limited to:

1	any substantial change in the overall nature and purpose of any development encompassing a materially changed land use or planning mix;

2	any change to the Business Plan or budget;

3	any decision or other action in relation to the services which would bring an unfair financial benefit to the Asset Manager or to any group company or other person associated with the Asset Manager;

4	the acquisition or disposal of any interest in land which is not specifically referred to in the Business Plan;

5	any agreements affecting any Property which are not envisaged by the Business Plan;

6
the incurring of capital expenditure which is neither recoverable under the Leases nor to be financed by a funder unless such expenditure is specifically identified and approved in the Business Plan; and

7	the execution of any deed or the exchange or completion of any agreement on behalf of the Company.

Schedule 4
Project Management Services

Restart Numbering Applied

The Project Management Services comprise:

1
the appointment of consultants and the letting of building contracts (provided both are at arms’ length to the Asset Manager) and all aspects of managing and instructing the consultants and the building contractors in furtherance of the Business Plan;

2
advice in relation to the terms of all consultants’ appointments and building contracts (and variations to the same) provided that the terms (and the effect of the variation) are within the parameters of the Business Plan and the budget;

3	the agreement of terms with statutory undertakers and suppliers in furtherance of the Business Plan;

4	the submission of planning applications for any development as envisaged in the Business Plan;

5	the implementation of other actions in furtherance of strategies adopted under the Business Plan;

Schedule 5
Project Management Fee

Where the Project Costs in relation to a Project exceed £750,000, the Company shall pay to the Asset Manager an amount equal to 3% of the Project Costs together with any VAT thereon.

Schedule 6
Properties

Schedule Property	Schedule Title Number
Schedule Brindleyplace, Birmingham being land and buildings on the north west side of Broad Street (the headlease)	Schedule WM491380 Schedule
Schedule Number Three Brindleyplace, Birmingham	Schedule WM682940
Schedule Number Four Brindleyplace, Birmingham	Schedule WM767322
Schedule Number Five Brindleyplace, Birmingham	Schedule WM625319
Schedule Ground floor Number Six Brindleyplace, Birmingham	Schedule WM781841
Schedule Number Six Brindleyplace, Birmingham	Schedule WM771278
Schedule Additional restaurant areas Number Six Brindleyplace Birmingham	Schedule WM964812
Schedule Number Nine Brindleyplace Birmingham	Schedule WM728645
Schedule Basement and ground floor, Number Nine Brindleyplace	Schedule WM729814
Schedule Café in the Square, Brindleyplace, Birmingham	Schedule WM771271
Schedule The Basement, Café in the Square, Brindleyplace, Birmingham	Schedule WM771269
Schedule Canalside Car Park Brindleyplace, Birmingham	Schedule WM771273

EXECUTION PAGE

Schedule Executed and delivered as a deed by HINES - MOORFIELD BRINDLEY 3 S.ÀR.L. SCHEDULE Schedule acting by Schedule Schedule	Schedule ) Schedule ) Schedule )	Schedule
Hines - Moorfield Brindley 3 S.à r.l. By: Kenneth MacRae Capacity: class A manager	Hines - Moorfield Brindley 3 S.à r.l. By: Graham Sidwell Capacity: class B manager

Schedule Executed and delivered as a deed by HINES - MOORFIELD BRINDLEY 4 S.ÀR.L. SCHEDULE Schedule acting by Schedule Schedule	Schedule ) Schedule ) Schedule )	Schedule
Hines - Moorfield Brindley 4 S.à r.l. By: Kenneth MacRae Capacity: class A manager	Hines - Moorfield Brindley 4 S.à r.l. By: Graham Sidwell Capacity: class B manager

Schedule Executed and delivered as a deed by HINES - MOORFIELD BRINDLEY 5 S.ÀR.L. SCHEDULE Schedule acting by Schedule Schedule	Schedule ) Schedule ) Schedule )	Schedule
Hines - Moorfield Brindley 5 S.à r.l. By: Kenneth MacRae Capacity: class A manager	Hines - Moorfield Brindley 5 S.à r.l. By: Graham Sidwell Capacity: class B manager

Schedule Executed and delivered as a deed by HINES - MOORFIELD BRINDLEY 6 S.ÀR.L. SCHEDULE Schedule acting by Schedule Schedule	Schedule ) Schedule ) Schedule )	Schedule
Hines - Moorfield Brindley 6 S.à r.l. By: Kenneth MacRae Capacity: class A manager	Hines - Moorfield Brindley 6 S.à r.l. By: Graham Sidwell Capacity: class B manager

Schedule Executed and delivered as a deed by HINES - MOORFIELD BRINDLEY 9 S.ÀR.L. SCHEDULE Schedule acting by Schedule Schedule	Schedule ) Schedule ) Schedule )	Schedule
Hines - Moorfield Brindley 9 S.à r.l. By: Kenneth MacRae Capacity: class A manager	Hines - Moorfield Brindley 9 S.à r.l. By: Graham Sidwell Capacity: class B manager

Schedule Executed and delivered as a deed by HINES - MOORFIELD BRINDLEY 100 S.ÀR.L. SCHEDULE Schedule acting by Schedule Schedule	Schedule ) Schedule ) Schedule )	Schedule
Hines - Moorfield Brindley 100 S.à r.l. By: Kenneth MacRae Capacity: class A manager	Hines - Moorfield Brindley 100 S.à r.l. By: Graham Sidwell Capacity: class B manager

Schedule Executed and delivered as a deed by ARGENT ESTATES LIMITED acting by a director Schedule	Schedule ) Schedule ) Schedule )	Schedule
Schedule Schedule	Schedule	Schedule Name: Schedule Schedule Schedule Signature: Schedule Schedule Schedule Director Schedule
Schedule in the presence of:	Schedule	Schedule Name: Schedule Schedule Schedule Address: Schedule Schedule Schedule Occupation: Schedule Schedule Schedule Witness

Appendix
Management Team - Personnel

Schedule Person	Schedule Role & Responsibility	Schedule Proportion of time spent
Schedule Gary Taylor	Schedule Strategic leadership of asset management team and outward facing role with Birmingham’s business community and the City Council.	Schedule 20%
Schedule Ian Clark	Schedule Project Director with prime responsibility for delivering asset management initiatives in line with Business Plan objectives.	Schedule 80%
Schedule Caroline Harvey	Schedule Property Manager responsible for driving quality standards within properties and public realm. Also responsible for budgetary supervision of the property management team.	Schedule 85%
Schedule Ross Fittal	Schedule Project Manager responsible for refurbishment and re-letting of units that become vacant.	Schedule 25%